EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			19-014

Date: October 21, 2019	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Third Quarter 2019 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $31.6 million, or $0.21 per diluted share, for the third quarter of 2019 compared to $27.1 million, or $0.18 per diluted share, for the same period in 2018 and $16.8 million, or $0.11 per diluted share, for the second quarter of 2019. Net income for the nine months ended September 30, 2019 was $49.8 million, or $0.33 per diluted share, compared to $42.3 million, or $0.29 per diluted share, for the nine months ended September 30, 2018.

Helix reported Adjusted EBITDA1 of $66.3 million for the third quarter of 2019 compared to $58.6 million for the third quarter of 2018 and $50.3 million for the second quarter of 2019. Adjusted EBITDA for the nine months ended September 30, 2019 was $146.8 million compared to $138.5 million for the nine months ended September 30, 2018. The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2019	9/30/2018	6/30/2019	9/30/2019	9/30/2018

Revenues	$212,609	$212,575	$201,728	$581,160	$581,462

Gross Profit	$55,074	$51,993	$39,934	$111,262	$107,873
	26%	24%	20%	19%	19%

Net Income	$31,622	$27,121	$16,823	$49,763	$42,345

Diluted Earnings Per Share	$0.21	$0.18	$0.11	$0.33	$0.29

Adjusted EBITDA [1]	$66,273	$58,636	$50,324	$146,811	$138,471

Cash and cash equivalents	$286,340	$325,092	$261,142	$286,340	$325,092

Cash flows from operating activities	$57,316	$63,161	$66,807	$89,877	$150,827

Owen Kratz, President and Chief Executive Officer of Helix, stated, “In this challenging market we had a strong third quarter, marked by the disciplined execution of our strategy, resulting in our highest quarterly revenue and EBITDA levels since 2014. We are pleased with the continued improvement in our results, and although our fourth quarter operations will be impacted by the normal winter slowdown in the North Sea and lower rates in the Gulf of Mexico, we will maintain our focus on project execution and cost controls to carry that momentum into 2020 with the launch of the Q7000.”

1 Adjusted EBITDA is a non-GAAP measure. See reconciliation below.

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2019	9/30/2018	6/30/2019	9/30/2019	9/30/2018
Revenues:
Well Intervention	$170,206	$154,441	$159,074	$451,511	$445,769
Robotics	51,909	54,340	45,446	136,396	120,569
Production Facilities	13,777	15,877	15,621	44,651	48,541
Intercompany Eliminations	(23,283)	(12,083)	(18,413)	(51,398)	(33,417)
Total	$212,609	$212,575	$201,728	$581,160	$581,462

Income (Loss) from Operations:
Well Intervention	$37,689	$34,427	$26,672	$74,002	$82,774
Robotics	8,876	5,601	2,949	7,921	(12,818)
Production Facilities	3,050	6,694	4,452	11,907	20,919
Corporate / Other / Eliminations	(10,617)	(15,345)	(11,001)	(31,491)	(35,842)
Total	$38,998	$31,377	$23,072	$62,339	$55,033
Segment Results

Well Intervention
Well Intervention revenues in the third quarter of 2019 increased $11.1 million, or 7%, from the previous quarter. The increase in revenue was primarily due to higher utilization and integrated services in the Gulf of Mexico. Overall, Well Intervention vessel utilization increased to 97% in the third quarter from 94% in the second quarter. Income from operations increased $11.0 million, or 41%, in the third quarter of 2019 from the previous quarter primarily due to higher segment revenues.
Well Intervention revenues increased $15.8 million, or 10%, in the third quarter of 2019 compared to the third quarter of 2018. The increase was due to higher utilization and integrated services in the Gulf of Mexico and higher utilization in Brazil, offset in part by lower rates in the North Sea and a weaker British pound in the third quarter of 2019 compared to the same period in the prior year. Overall, Well Intervention vessel utilization increased from 91% in the third quarter of 2018 to 97% in the third quarter of 2019. Income from operations increased $3.3 million, or 9%, in the third quarter of 2019 compared to the third quarter of 2018. The increase was primarily related to overall higher revenues during the third quarter of 2019 compared to the third quarter of 2018.

Robotics
Robotics revenues in the third quarter of 2019 increased by $6.5 million, or 14%, from the previous quarter. The increase was driven by higher long-term chartered vessel and ROV, trencher and ROVDrill utilization. Chartered vessel utilization increased to 96% in the third quarter of 2019, which included 28 spot vessel days, from 92% in the second quarter of 2019, which included 24 spot vessel days. ROV, trencher and ROVDrill utilization improved to 44% in the third quarter of 2019 from 41% in the previous quarter, and vessel trenching days in the third quarter of 2019 totaled 149 days compared to 138 days in the previous quarter. Income from operations improved $5.9 million over the second quarter due to higher revenues and lower costs related to the expiration of the hedge of the Grand Canyon II charter payments.
Robotics revenues decreased $2.4 million, or 4%, in the third quarter of 2019 compared to the third quarter of 2018. The decrease in revenues year over year was due primarily to a decrease in trenching activity and spot vessel days, offset in part by higher rates on the Grand Canyon II and increased ROV, trencher and ROVDrill utilization. Robotics had 149 trenching days and 28 spot vessel days in the third quarter of 2019, down from 219 trenching days and 113 spot vessel days in the third quarter of 2018. Overall ROV, trencher and ROVDrill utilization increased to 44% in the third quarter of 2019 from 42% in 2018. Income from operations in the third quarter of 2019 improved $3.3 million compared to the third quarter of 2018 due to higher rates on the Grand Canyon II and lower costs on the Grand Canyon II related to the expiration of the hedge of its charter payments, offset in part by lower spot vessel activity year over year.

Production Facilities
Production Facilities revenues decreased quarter over quarter due to reduced production income. Revenues decreased year over year due to reduced revenue related to the Helix Fast Response System offset in part by production revenues.

Selling, General and Administrative and Other

Selling, General and Administrative
Selling, general and administrative expenses were $16.1 million, or 7.6% of revenue, in the third quarter of 2019 compared to $16.9 million, or 8.4% of revenue, in the second quarter of 2019. The decrease in expenses was primarily related to a reduction in employee compensation costs from the second quarter, which had included an acceleration of $1.1 million of non-cash share-based awards.

Other Income and Expenses
Other expense, net was $2.3 million in the third quarter of 2019 compared to $1.3 million in the second quarter of 2019. The increase was primarily due to increases in net foreign currency losses quarter over quarter.

Cash Flows
Operating cash flow was $57.3 million in the third quarter of 2019 compared to $66.8 million in the second quarter of 2019 and $63.2 million in the third quarter of 2018. Operating cash flow for the nine months ended September 30, 2019 was $89.9 million compared to $150.8 million for the same period in the prior year. The decrease in operating cash flow for the nine months ended September 30, 2019 compared to the prior year was primarily due to higher regulatory certification costs, which are included in operating cash flows, for our vessels and systems and a net increase in working capital in 2019 compared to 2018. Regulatory certification costs for the nine months ended September 30, 2019 were $17.8 million, which included planned dry dock costs for three of our vessels in the first quarter of 2019, compared to $2.5 million in the same period in 2018.
Capital expenditures totaled $18.2 million in the third quarter of 2019 compared to $15.8 million in the second quarter of 2019 and $13.5 million in the third quarter of 2018. The increases in capital expenditures quarter over quarter and year over year were due to completion costs related to the Q7000.
Free cash flow was $39.2 million in the third quarter of 2019 compared to $53.5 million in the second quarter of 2019 and $49.7 million in the third quarter of 2018. The decrease quarter over quarter was due to higher capital expenditures and lower operating cash flow quarter over quarter. The decrease in free cash flow year over year was primarily due to higher capital expenditures compared to the third quarter of 2018. (Free cash flow is a non-GAAP measure. See reconciliation below.)

Financial Condition and Liquidity
Cash and cash equivalents at September 30, 2019 were $286.3 million. Available capacity under our revolving credit facility was $172.6 million at September 30, 2019. Consolidated long-term debt decreased to $413.4 million at September 30, 2019 from $424.5 million at June 30, 2019. Consolidated net debt at September 30, 2019 was $127.1 million. Net debt to book capitalization at September 30, 2019 was 7%. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliations below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its third quarter 2019 results (see the “For the Investor” page of Helix’s website, www.HelixESG.com). The teleconference, scheduled for Tuesday, October 22, 2019 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website. Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-732-5617 for participants in the United States and 1-303-223-0120 for international participants. The passcode is “Staffeldt.” A replay of the webcast will be available at “For the Investor” by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets, if any. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group) and Facebook (www.facebook.com/HelixEnergySolutionsGroup).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2019	2018	2019	2018
	(unaudited)		(unaudited)

Net revenues	$212,609	$212,575	$581,160	$581,462
Cost of sales	157,535	160,582	469,898	473,589
Gross profit	55,074	51,993	111,262	107,873
Gain on disposition of assets, net	—	146	—	146
Selling, general and administrative expenses	(16,076)	(20,762)	(48,923)	(52,986)
Income from operations	38,998	31,377	62,339	55,033
Equity in losses of investment	(13)	(107)	(82)	(378)
Net interest expense	(1,901)	(3,249)	(6,204)	(10,744)
Loss on extinguishment of long-term debt	—	(2)	(18)	(1,183)
Other expense, net	(2,285)	(709)	(2,430)	(3,225)
Royalty income and other	362	652	2,897	4,068
Income before income taxes	35,161	27,962	56,502	43,571
Income tax provision	3,539	841	6,739	1,226
Net income	31,622	27,121	49,763	42,345
Net loss attributable to redeemable noncontrolling interests	(73)	—	(104)	—
Net income attributable to common shareholders	$31,695	$27,121	$49,867	$42,345

Earnings per share of common stock:
Basic	$0.21	$0.18	$0.33	$0.29
Diluted	$0.21	$0.18	$0.33	$0.29

Weighted average common shares outstanding:
Basic	147,575	146,700	147,506	146,679
Diluted	148,354	146,964	148,086	146,761

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Sep. 30, 2019	Dec. 31, 2018	(in thousands)	Sep. 30, 2019	Dec. 31, 2018
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and cash equivalents (1)	$286,340	$279,459	Accounts payable	$79,122	$54,813
Accounts receivable, net	164,255	119,875	Accrued liabilities	71,982	85,594
Other current assets	61,751	51,594	Income tax payable	—	3,829
Total Current Assets	512,346	450,928	Current maturities of long-term debt (1)	108,468	47,252
			Current operating lease liabilities (2)	52,840	—
			Total Current Liabilities	312,412	191,488

			Long-term debt (1)	304,932	393,063
			Operating lease liabilities (2)	164,761	—
			Deferred tax liabilities	110,118	105,862
Property & equipment, net	1,797,794	1,826,745	Other non-current liabilities	39,008	39,538
Operating lease right-of use assets (2)	213,048	—	Redeemable noncontrolling interests	3,257	—
Other assets, net	90,323	70,057	Shareholders' equity (1)	1,679,023	1,617,779
Total Assets	$2,613,511	$2,347,730	Total Liabilities & Equity	$2,613,511	$2,347,730

(1)
Net debt to book capitalization - 7% at September 30, 2019. Calculated as net debt (total long-term debt less cash and cash equivalents - $127,060) divided by the sum of net debt and shareholders' equity ($1,806,083).

(2)	Reflects adoption of Accounting Standards Update No. 2016-02, "Leases (Topic 842)."

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

Earnings Release:

	Three Months Ended			Nine Months Ended
	9/30/2019	9/30/2018	6/30/2019	9/30/2019	9/30/2018
	(in thousands)
Reconciliation from Net Income to Adjusted EBITDA:
Net income	$31,622	$27,121	$16,823	$49,763	$42,345
Adjustments:
Income tax provision	3,539	841	2,876	6,739	1,226
Net interest expense	1,901	3,249	2,205	6,204	10,744
Loss on extinguishment of long-term debt	—	2	18	18	1,183
Other expense, net	2,285	709	1,311	2,430	3,225
Depreciation and amortization	27,908	27,680	28,003	84,420	83,339
EBITDA	67,255	59,602	51,236	149,574	142,062

Adjustments:
Gain on disposition of assets, net	—	(146)	—	—	(146)
Realized losses from foreign exchange contracts not designated as hedging instruments	(982)	(820)	(912)	(2,763)	(2,316)
Other than temporary loss on note receivable	—	—	—	—	(1,129)
Adjusted EBITDA	$66,273	$58,636	$50,324	$146,811	$138,471

Free Cash Flow:
Cash flows from operating activities	$57,316	$63,161	$66,807	$89,877	$150,827
Less: Capital expenditures, net of proceeds from sale of assets	(18,153)	(13,437)	(13,303)	(43,086)	(55,406)
Free cash flow	$39,163	$49,724	$53,504	$46,791	$95,421

We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, if any, which are excluded from EBITDA as a component of net other income or expense. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets. We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.